Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Among

TC PIPELINES, LP,

TC PIPELINES GP, INC.,

TC ENERGY CORPORATION,

TRANSCAN NORTHERN LTD,

TransCanada Pipeline USA Ltd.,

and

TCP MERGER SUB, LLC

Dated as of December 14, 2020

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5.4	Governmental Filings; No Violations	22
5.5	Partnership Reports; Financial Statements	23
5.6	Absence of Certain Changes	24
5.7	Litigation and Liabilities	24
5.8	Compliance with Laws	24
5.9	Tax Matters	24
5.10	Opinion of Financial Advisor	25
5.11	Brokers and Finders	25
5.12	Investment Company Act	26
5.13	No Other Representations or Warranties	26

Article VI REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES AND MERGER SUB		26

6.1	Organization, Good Standing and Qualification	27
6.2	Capital Structure of Parent Parties; Capitalization of Merger Sub	27
6.3	Authority; Approval	28
6.4	Governmental Filings; No Violations	28
6.5	Parent Reports; Financial Statements	29
6.6	Absence of Certain Changes	30
6.7	Litigation and Liabilities	30
6.8	Compliance with Laws	31
6.9	Environmental Matters	31
6.10	Tax Matters	31
6.11	Property	32
6.12	Parent Material Contracts	32
6.13	Insurance	32
6.14	Brokers and Finders	32
6.15	Investment Company Act	33
6.16	Ownership of Partnership Interests	33
6.17	No Other Representations or Warranties	33

Article VII COVENANTS		33

7.1	Interim Operations	33
7.2	Proxy Statement/Prospectus Filing; Information Supplied; Partnership Unitholder Meeting	35
7.3	Cooperation; Efforts to Consummate	38
7.4	Public Announcements	39
7.5	Status; Notifications	40
7.6	Information; Access and Reports	40
7.7	Stock Exchange Listing and Delisting	41
7.8	Expenses	41
7.9	Indemnification; Directors’ and Officers’ Insurance	41
7.10	Takeover Statutes	43
7.11	Distributions	43
7.12	Section 16 Matters	44

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7.13	Transaction Litigation	44
7.14	Conflicts Committee	44
7.15	Voting	44
7.16	Performance by General Partner	45

Article VIII CONDITIONS		45

8.1	Conditions to Obligation of Each Party	45
8.2	Conditions to Obligation of the Parent Parties and Merger Sub	46
8.3	Conditions to Obligation of the Partnership Parties	46

Article IX TERMINATION		47

9.1	Termination by Mutual Written Consent	47
9.2	Termination by Either Parent or the Partnership	47
9.3	Termination by Parent	48
9.4	Termination by the Partnership	48
9.5	Effect of Termination and Abandonment	48
9.6	Termination Fees; Expenses	49

Article X MISCELLANEOUS AND GENERAL		50

10.1	Survival	50
10.2	Modification or Amendment; Waiver	50
10.3	Counterparts	50
10.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	51
10.5	Specific Performance	52
10.6	Notices	52
10.7	Entire Agreement	54
10.8	Third-Party Beneficiaries	54
10.9	Non-Recourse	55
10.10	Fulfillment of Obligations	55
10.11	Partnership Board Consent	55
10.12	Severability	55
10.13	Successors and Assigns	56

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 14, 2020, is entered into by and among TC PipeLines, LP, a Delaware limited partnership (the “Partnership”), TC PipeLines GP, Inc., a Delaware corporation and the general partner of the Partnership (the “General Partner”), TC Energy Corporation, a Canadian corporation (“Parent”), TransCan Northern Ltd., a Delaware corporation (“TC Northern”), TransCanada PipeLine USA Ltd., a Nevada corporation (“TC PipeLine USA” together with Parent and TC Northern, the “Parent Parties”) and TCP Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Parent (“Merger Sub” together with the Partnership, the General Partner, the Parent Parties, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger, pursuant to the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, the Conflicts Committee has, acting in good faith, unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Transactions”) are fair and reasonable to, and in the best interests of, the Partnership and the holders of the Outstanding Common Units (other than Parent and its Affiliates) (the “Public Unitholders”), (b) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, which such approval constitutes “Special Approval” for all purposes under the Partnership Agreement, including, but not limited to, Section 7.9 thereof, (c) recommended that the board of directors of the General Partner (the “Partnership Board”) approve this Agreement and the Transactions, (d) recommended that the Partnership Board approve the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and (e) recommended that the Partnership Board direct that this Agreement be submitted to a vote of the Limited Partners for their approval at a special meeting in accordance with the requirements of Article XIII and Section 14.3(a) of the Partnership Agreement and recommended to the Partnership Board that the Partnership Board recommend to the Limited Partners that the Limited Partners approve this Agreement and the Merger.

WHEREAS, the Partnership Board, upon the recommendation of the Conflicts Committee, has, acting in good faith, unanimously (a) determined that this Agreement and the Transactions are fair and reasonable to, and in the best interests of, the Partnership and the Public Unitholders, (b) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (c) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger and (d) resolved to recommend that the Limited Partners approve the Transactions and this Agreement and directed that this Agreement be submitted to a vote of the Limited Partners for their approval at a special meeting pursuant to Article XIII and Section 14.3(a) of the Partnership Agreement;

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WHEREAS, the board of directors of each of TC PipeLine USA and TC Northern has unanimously approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (b) approved the issuance of common shares of Parent (the “Parent Common Stock”), in connection with the Transactions, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article I

DEFINITIONS; INTERPRETATION AND CONSTRUCTION

1.1          Definitions. For the purposes of this Agreement, except as otherwise expressly provided herein, the following capitalized terms have meanings set forth in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, for purposes of this Agreement, prior to the Closing, the Partnership and its Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Affiliates, nor shall Parent or any of Parent’s Affiliates (other than the Partnership and its Subsidiaries) be considered Affiliates of the Partnership or any of its Subsidiaries.

“Aggregate Merger Consideration” has the meaning set forth in Section 3.1.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Applicable Date” has the meaning set forth in Section 5.5(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.3(a).

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“Board Recommendation” has the meaning set forth in Section 7.2(e).

“Book-Entry Unit” has the meaning set forth in Section 3.2.

“Business Day” means any day ending at 11:59 P.M. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York, New York, U.S.A. or in Calgary, Alberta, Canada are required or authorized by Laws to close.

“Canadian Securities Laws” means all applicable securities Laws in each of the provinces and territories of Canada and the respective rules and regulations made thereunder, together with applicable published national and local instruments, policy statements, notices, blanket orders and rulings thereunder of the Canadian Securities Regulators.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means any of the following (a) written notice issued by CFIUS that (i) none of the Transactions constitute a “covered transaction” under the DPA; or (ii) CFIUS has concluded an assessment, review or investigation of the CFIUS Filing under the DPA and there are no unresolved national security concerns with respect to the transactions contemplated hereunder; or (iii) CFIUS is not able to complete action under the DPA with respect to the Transactions on the basis of the CFIUS Declaration and that the parties may file a CFIUS Notice, but CFIUS has not requested that the Parties submit a Notice and has not initiated a unilateral CFIUS review of the Transaction under the DPA; or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS Filing, then (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated hereunder, or (ii) the President has not taken any action after 15 days from the date the President received such report from CFIUS.

“CFIUS Declaration” is defined in Section 7.3(c).

“CFIUS Filing” means a CFIUS Declaration or CFIUS Notice under the DPA with respect to the Transactions prepared and submitted to CFIUS by the Parties pursuant to Section 7.3.

“CFIUS Notice” is defined in Section 7.3(c).

“Chosen Courts” has the meaning set forth in Section 10.4(b).

“Class B Unit” has the meaning set forth in the Partnership Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Contract” means any contract, agreement, lease, easement, right of way agreement, sublease, license, debenture, note, bond, mortgage, loan, indenture, arrangement, instrument or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable written agreement.

“D&O Insurance” has the meaning set forth in Section 7.9(b).

“Deferred Share Unit” means any unit credited to a DSU Plan participant by means of a bookkeeping entry on the books of the General Partner in accordance with the terms and conditions of DSU Plan.

“DLLCA” has the meaning set forth in the Recitals.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, and the implementing regulations thereof, codified at 31 C.F.R. Part 800 and 802.

“DRULPA” has the meaning set forth in the Recitals.

“DSU Plan” means the TC PipeLines GP, Inc. Deferred Share Unit Plan for Non-Employee Directors.

“DTC” means The Depositary Trust Company.

“Effect” means any effect, event, development, change or occurrence.

“Effective Time” has the meaning set forth in Section 2.3.

“Eligible Unit” has the meaning set forth in Section 3.1.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance or other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Encumbrance” has the meaning set forth in Section 5.2(b).

“Energy Products” means, collectively, natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids and products produced from the fractionation of natural gas liquids.

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“Environmental Law” means any Law relating to human health and worker safety (to the extent such health and safety relate to exposure to hazardous materials regulated by governmental agencies), pollution, or protection of the environment (including natural resources).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 4.1.

“Exchange Fund” has the meaning set forth in Section 4.1.

“Exchange Ratio” has the meaning set forth in Section 3.1.

“Excluded Units” means Common Units owned by the Parent Parties, the General Partner, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Common Units owned by the Partnership Parties or any direct or indirect wholly owned Subsidiary of the Partnership, and in each case not held on behalf of third parties.

“GAAP” means United States generally accepted accounting principles.

“General Partner” has the meaning set forth in the Preamble.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Entity.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” means an Incentive Distribution Right as defined in the Partnership Agreement.

“Indemnified Parties” has the meaning set forth in Section 7.9(a).

“Knowledge” when used in this Agreement (a) with respect to the Partnership Parties or any of their Subsidiaries means the actual knowledge of the Persons listed on Section 1.1(a) of the Partnership Disclosure Letter, and (b) with respect to Parent or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 1.1(a) of the Parent Disclosure Letter, in each case, after reasonable inquiry.

“Laws” means any applicable and legally enforceable federal, state, local, foreign, international or transnational law, statute, code, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

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“Letter of Transmittal” has the meaning set forth in Section 4.2(a).

“Limited Partners” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect”, with respect to any Person, means any Effect that, individually or in the aggregate with any other Effect, (i) has had or, or would reasonably be expected to have, a materially adverse effect on the financial condition, properties, assets, operations, liabilities, business or results of operations of such Party and its Subsidiaries, in each case taken as a whole or (ii) prevents or materially impedes, interferes with or hinders a Person’s ability to consummate the Transactions, on or before the Outside Date; provided, however, that no Effect, individually or in the aggregate, arising out of, resulting from, or attributable to any of the following, shall, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a)         effects affecting the economy, credit, capital, securities or financial markets, or political, regulatory or business conditions, in general in the U.S., Canada or elsewhere in the world;

(b)         changes in prices (benchmark, realized or otherwise) of Energy Products or other commodities or from changes in interest rates or currency exchange rates;

(c)          factors affecting the Energy Products gathering, drilling, processing, treating, transportation, storage, marketing and other related industries, markets or geographical areas in which such Party and its Subsidiaries conduct their respective businesses, industry margins or any regulatory changes or changes in applicable Law, and including those Effects resulting from the actions of competitors or other changes in the industry in which such Party conducts its business;

(d)         the announcement or pendency of this Agreement or the Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, Governmental Entities or employees or any Transaction Litigation or actions taken or requirements imposed by any Governmental Entity in connection with the Transaction, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable Parties in Section 5.4(b) and Section 6.4(b) and the satisfaction of the closing conditions set forth in Section 8.2(a) and Section 8.3(a) with respect to such representations and warranties, the performance of this Agreement;

(e)        changes or modifications in GAAP or applicable accounting regulations or principles, or in the interpretation or enforcement thereof, after the date of this Agreement;

(f)          any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any Law, decision or protocol or any other legislative or political conditions or policy or practices of any Governmental Entity;

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(g)         any failure by such Party to meet any internal or public projections or forecasts or estimates of revenues, earnings or other financial or operational performance measures for any period; provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(h)         acts of war (whether or not declared), pandemics (including COVID-19), epidemics, civil disobedience, hostilities, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster or acts of God, whether or not caused by any Person;

(i)          the performance by any Party of its obligations under this Agreement, including any action taken or omitted to be taken at the request or with the consent of Parent, with respect to the Partnership, or at the request or with the consent of the Partnership, with respect to Parent, as applicable;

(j)          any change in the credit rating or other rating of financial strength of such Party or any of its Subsidiaries or any of their respective securities or any announcement of a prospective change therein; provided, that the exception in this clause (j) shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(k)         a decline in the market price, or change in trading volume, of the Common Units on the NYSE, the shares of Parent Common Stock on the TSX or the NYSE or any derivative securities related thereto, as applicable; provided that the exception in this clause (k) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect; or

(l)          any Proceeding commenced by or involving any current or former member, partner, unitholder or stockholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the Transactions;

provided, further, that, with respect to clauses (a), (b), (c), (e), (f) and (h), such Effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent it disproportionately adversely affects such Party and its Subsidiaries compared to other companies operating in the industries in which such Party and its Subsidiaries operate.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Sub” has the meaning set forth in the Preamble.

“Non-DTC Book-Entry Unit” has the meaning set forth in Section 4.2(b).

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“NYSE” means the New York Stock Exchange, Inc.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person (with such Person’s reasonable actions taken directly in response to the COVID-19 pandemic prior to the date of this Agreement being deemed to be consistent with the ordinary course of business and past practices of such Person).

“Organizational Documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents; (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents; and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 9.2(a)(i).

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Capital Stock” has the meaning set forth in Section 6.2(a).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Article VI.

“Parent Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Parent Parties and their respective Subsidiaries in connection with this Agreement and the Transactions up to a maximum amount of $4.0 million.

“Parent Material Adverse Effect” means a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

“Parent Material Contract” means any Contract which Parent or any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, and is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K).

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Reports” has the meaning set forth in Section 6.5(a).

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“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 7.2(g).

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership (incorporating Amendment No. 1 thereto, effective as of December 31, 2018).

“Partnership Board” has the meaning set forth in the Recitals.

“Partnership Disclosure Letter” has the meaning set forth in Article V.

“Partnership Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership Parties, including such expenses of the Conflicts Committee, and their respective Subsidiaries in connection with this Agreement and the Transactions up to a maximum amount of $4.0 million.

“Partnership Fairness Opinion” has the meaning set forth in Section 5.10.

“Partnership GP Interest” has the meaning set forth in Section 5.2(a).

“Partnership Group Entities” means the Partnership Parties and any Subsidiaries of the Partnership.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Material Adverse Effect” means a Material Adverse Effect on the Partnership and its Subsidiaries, taken as a whole.

“Partnership Material Contract” means any Contract which the Partnership or any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, and is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K).

“Partnership Notice Period” has the meaning set forth in Section 7.2(h)(i).

“Partnership Parties” means the Partnership and General Partner.

“Partnership Reports” has the meaning set forth in Section 5.5(a).

“Partnership Unitholder Meeting” has the meaning set forth in Section 7.2(e).

“Party/Parties” has the meaning set forth in the Preamble.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

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“Preference Shares” has the meaning set forth in Section 6.2(a).

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.2(a).

“Public Unitholders” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 7.2(a).

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such person, in each case acting in their capacity as such.

“Requisite Partnership Vote” has the meaning set forth in Section 5.3(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Regulators.

“Significant Unitholder” means any Unitholder having beneficial ownership of 5% or more of all of the issued and outstanding Common Units or any Unitholder that has notified the Partnership in writing that such Unitholder beneficially owns 2% or more of all of the issued and outstanding Common Units.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person; provided, however, that when used with respect to Parent, the term “Subsidiary” shall not include the Partnership or its Subsidiaries.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Tail Period” has the meaning set forth in Section 7.9(b).

“Takeover Laws” has the meaning set forth in Section 5.3(a).

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“Tax” or “Taxes” means (a) any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, stamp, occupation, property and estimated taxes, customs duties, and similar charges, each in the nature of a tax, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto and (b) any liability for the payment of amounts described in clause (a) of any Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“TC Northern” has the meaning set forth in the Preamble.

“TC Northern Capital Stock” has the meaning set forth in Section 6.2(a).

“TC PipeLine USA” has the meaning set forth in the Preamble.

“TC PipeLine USA Capital Stock” has the meaning set forth in Section 6.2(a).

“Trading Day” means any day on which the NYSE is open for trading.

“Termination Fee” means $25,000,000.

“Transaction Litigation” has the meaning set forth in Section 7.13.

“Transactions” has the meaning set forth in the Recitals.

“TSX” means the Toronto Stock Exchange.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Unitholder” has the meaning set forth in the Partnership Agreement.

“Willful Breach” means, subject to Section 7.16, an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

1.2          Interpretation and Construction.

(a)         The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

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(b)         The Preamble, and all Recital, Article, Section and Subsection references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c)          Except as otherwise expressly provided herein, for purposes of this Agreement: (1) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (2) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (3) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (4) the word “or” is not exclusive; (5) the words “hereto”, “hereof”, “hereby”, “herein”, “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (6) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(d)          Except as otherwise expressly provided herein or in the Partnership Disclosure Letter or the Parent Disclosure Letter, as applicable, the term “dollars” and the symbol “$” mean United States Dollars, and currency amounts referenced in this Agreement, the Partnership Disclosure Letter and the Parent Disclosure Letter are in United States Dollars.

(e)          Except as otherwise expressly provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.

(f)           Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g)         The Partnership Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article V or Article VI, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Partnership Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Partnership Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.

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(h)          The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II

THE MERGER

2.1          The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into the Partnership in accordance with the DLLCA and the DRULPA and the separate existence of Merger Sub shall thereupon cease; (b) the Partnership shall be the surviving limited partnership in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and from and after the Effective Time, shall be an indirect Subsidiary of Parent, and the separate existence of the Partnership with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III; and (c) the Merger shall have such other effects as provided in the DRULPA and the DLLCA, in each case, except as expressly set forth in this Agreement.

2.2           Closing. The closing of the Merger (the “Closing”) shall take place by electronic exchange of documents, at 9:00 A.M. (Houston Time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied) or that may be waived at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date or time as the Partnership and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

2.3           Effective Time. As soon as practicable following, and on the date of, the Closing, the Partnership will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

2.4           Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall continue as the certificate of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable Law, and (b) the Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable Law, and in each case any further amendments or restatements must be consistent with the obligations set forth in Section 7.9 of this Agreement.

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Article III

MERGER CONSIDERATION; EFFECT OF THE MERGER ON PARTNERSHIP INTERESTS

3.1           Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any Partnership Interests, each Common Unit issued and outstanding immediately prior to the Effective Time other than Excluded Units (each such Common Unit, an “Eligible Unit”) shall be cancelled in exchange for the right to receive 0.70 shares of Parent Common Stock (such ratio, the “Exchange Ratio”, such number of shares of Parent Common Stock, the “Merger Consideration”, and the aggregate of such number of shares of Parent Common Stock with respect to which the Eligible Units shall be converted into the right to receive, the “Aggregate Merger Consideration”).

3.2           Exchange of Common Units. Each Eligible Unit, upon being cancelled in exchange for the right to receive the Merger Consideration pursuant to this Section 3.2, and each certificate formerly representing any of the Eligible Units (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Units (each, a “Book-Entry Unit”) shall thereafter represent only the right to receive the Merger Consideration with respect to such Eligible Unit(s) and the right, if any, to receive, pursuant to Section 4.5, cash in lieu of fractional shares into which such Eligible Unit(s) have been converted pursuant to this Section 3.2 and any dividends or other distributions pursuant to Section 4.3.

3.3          Treatment of Excluded Units and Other Parent-Owned Partnership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any partnership interests of the Partnership, (a) each Excluded Unit shall remain outstanding as a Common Unit in the Surviving Entity, unaffected by the Merger and (b) all other Partnership Interests, including the Partnership GP Interest, the Class B Units and the Incentive Distribution Rights, that are owned immediately prior to the Effective Time by the General Partner, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger, and no consideration shall be delivered in respect thereof.

3.4           Issuance of Common Units to TC Northern. In consideration for the deposit of the Aggregate Merger Consideration and any cash payments in lieu of fractional shares (as contemplated by Section 4.5) by or on behalf of TC Northern with the Exchange Agent for the payment of the Merger Consideration, the Surviving Entity shall issue to TC Northern a number of Common Units of the Surviving Entity equal to the number of Common Units cancelled in exchange for the right to receive the Merger Consideration pursuant to Section 3.1.

3.5          Treatment of Deferred Share Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any partnership interests of the Partnership, Parent Common Stock shall be substituted for each Common Unit referred to in the DSU Plan based on the Exchange Ratio, and the Partnership shall have taken all necessary or appropriate actions to ensure an equitable adjustment is made in the number of Deferred Share Units then recorded in a DSU Plan participant’s account such that each Deferred Share Unit outstanding immediately prior to the Effective Time shall be converted by multiplying the Deferred Share Unit by the Exchange Ratio.  Except as specifically provided within this Section 3.5, each Deferred Share Unit shall remain subject to the terms and conditions of the DSU Plan, including any existing settlement elections that any Deferred Share Unit holder has previously made pursuant to the DSU Plan.

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3.6           Merger Sub. The limited liability interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one Common Unit of the Surviving Entity. At the Effective Time, the books and records of the Partnership shall be revised to reflect that all holders of Eligible Units immediately prior to the Effective Time cease to be limited partners of the Partnership pursuant to this Agreement.

3.7          Tax Treatment of the Merger. For United States federal income tax purposes (and for income tax purposes of any applicable state, local or foreign jurisdiction that follows the United States federal income tax treatment), the Parties agree to treat the Merger, with respect to the holders of Eligible Units, as a taxable sale of the Eligible Units to TC Northern. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

Article IV

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

4.1           Exchange Agent. At or immediately prior to the Effective Time, Parent shall, on behalf of TC Northern, deposit or cause to be deposited with a nationally recognized financial institution or trust company selected by TC Northern or Parent with the Partnership’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Units upon Closing, (a) an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of Eligible Units pursuant to Section 3.1 and (b) an aggregate amount of cash comprising approximately the amounts required to be delivered in respect of Eligible Units pursuant to Section 4.5. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, dividends or other distributions, if any, to which the holders of Eligible Units may be entitled pursuant to Section 4.3 with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Units. Such shares of Parent Common Stock, cash in lieu of fractional shares payable pursuant to Section 4.5 and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 4.1 are referred to collectively in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than the purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by TC Northern or Parent. Any interest or other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Parent. To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall, on behalf of TC Northern, promptly replace or restore the cash in the Exchange Fund so that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to fully satisfy such cash payment obligations. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any former holder of Eligible Units to receive the Merger Consideration as provided in this Agreement.

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4.2           Procedures for Surrender.

(a)           With respect to Certificates, as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of each such Certificate (i) notice advising such holders of the effectiveness of the Merger; (ii) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) to the Exchange Agent (the “Letter of Transmittal”); and (iii) instructions for surrendering a Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of any such Certificate in exchange therefore, as promptly as reasonably practicable thereafter, (x) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to Article III in the name of such record holder and (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to this Article IV. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(b)           With respect to Book-Entry Units not held through DTC (each, a “Non-DTC Book-Entry Unit”), as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Unit (i) a notice advising such holders of the effectiveness of the Merger; (ii) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to Article III in the name of such record holder; and (iii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to this Article IV. Notwithstanding the foregoing, any holder of an Eligible Unit that is evidenced by both a Certificate and a book-entry account shall not receive the notice, statement and check contemplated by the immediately preceding sentence with respect to such Eligible Unit, but shall surrender the applicable Certificate in accordance with the procedures set forth in Section 4.2(a) to receive the Merger Consideration and any other amounts due under this Agreement with respect to such Eligible Unit, and no additional Merger Consideration or other amounts under this Agreement will accrue or be payable to the book-entry account for such Eligible Unit.

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(c)           With respect to Book-Entry Units held through DTC, Parent and the Partnership shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Units held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article IV.

(d)           No interest will be paid or accrued on any amount payable for Eligible Units pursuant to this Article IV.

4.3           Distributions with Respect to Unsurrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. Subject to Section 4.5, no dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder with respect to any unsurrendered Certificate until the Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) is surrendered for exchange in accordance with this Article IV. Subject to applicable Law, following such surrender, dividends or distributions with respect to the Parent Common Stock that the holders of record of Eligible Units have the right to receive in accordance with this Article IV shall be paid to the holders of record of such Eligible Units, without interest, (a) promptly after the time of such surrender for any dividends or other distributions with a record date after the Effective Time but a payment date prior to surrender and (b) at the appropriate payment date for any dividends or other distributions payable with respect to shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

4.4          Transfers.

(a)           From and after the Effective Time, there shall be no transfers on the stock transfer books of the Partnership of the Eligible Units that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Units shall cease to have any rights with respect to such Eligible Units except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(b)          With respect to Certificates, in the event of a transfer of ownership of any Certificate that is not registered in the transfer books of the Partnership as of the Effective Time, the proper number of shares of Parent Common Stock, together with a check for any cash (after giving effect to any required Tax withholdings as provided in Section 4.8) to be paid upon due surrender of the Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. Until surrendered as contemplated by this Section 4.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this Article IV.

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(c)           With respect to Book-Entry Units, payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this Article IV, shall only be made to the Person in whose name such Book-Entry Units are registered in the stock transfer books of the Partnership as of the Effective Time.

4.5           Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued under the rights received upon the cancellation of Eligible Units pursuant to Section 3.1. All fractional shares of Parent Common Stock that a holder of Eligible Units would be otherwise entitled to receive pursuant to Section 3.1, but for this Section 4.5, shall be aggregated and rounded to three decimal places, and such holder shall be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 4.5, be entitled under Section 3.1 and (b) an amount equal to the average of the volume-weighted average price per share of Parent Common Stock on the New York Stock Exchange as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Parent and the Partnership on the Trading Day immediately prior to the Effective Time for ten Trading Days ending on the fifth full Business Day immediately prior to the Closing Date. No holder of Eligible Units shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 4.5 to any dividends, distributions, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the conversion.

4.6          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed as of the date that is twelve months following the Effective Time shall be delivered to Parent on behalf of TC Northern. Any holder of Eligible Units who has not theretofore complied with this Article IV shall thereafter look only to Parent (on its behalf or on behalf of TC Northern, as the case may be) for delivery of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article IV, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, TC Northern, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Common Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Eligible Units immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Laws, become the property of TC Northern, free and clear of all claims or interest of any Person previously entitled thereto; provided, however, that with respect to such portion of the Exchange Fund that is comprised of dividends or other distributions payable on Parent Common Stock after the Effective Time, then such amounts shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

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4.7           Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this Article IV, had such lost, stolen or destroyed Certificate been surrendered.

4.8           Withholding Rights. Each of Parent, TC Northern, Merger Sub, the Partnership, the Exchange Agent and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (a) shall be timely remitted by Parent, TC Northern, Merger Sub, the Partnership, the Exchange Agent or the Surviving Entity, as applicable, to the applicable Governmental Entity, and (b) to the extent such withheld amounts are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the holder of Common Units in respect of which such deduction and withholding was made. If withholding is taken in shares of Parent Common Stock, Parent, TC Northern, Merger Sub, the Partnership, the Surviving Entity and the Exchange Agent, as applicable, shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

4.9           Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article IX, the issued and outstanding Common Units or securities convertible or exchangeable into or exercisable for Common Units or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration (and Exchange Ratio) shall be equitably adjusted to provide the holders of Common Units and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Merger Consideration (and Exchange Ratio). Nothing in this Section 4.9 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

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4.10         No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

Except as set forth in the Partnership Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the Parent Parties by the Partnership Parties concurrently with the execution and delivery of this Agreement (the “Partnership Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the Partnership Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Partnership, and, with respect to itself where provided for in this Article V, the General Partner, each hereby represents and warrants to the Parent Parties and Merger Sub that:

5.1           Organization, Good Standing and Qualification. Each of the Partnership Group Entities is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite limited partnership, general partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.2           Capital Structure of the Partnership.

(a)           As of the close of business on December 11, 2020, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of: (i) 71,306,396 Common Units, of which 17,084,831 were owned, directly or indirectly, by Parent; (ii) 1,900,000 Class B Units, all of which were owned, directly or indirectly, by Parent; (iii) the two percent general partner interest in the Partnership, all of which was owned, directly or indirectly, by Parent (the “Partnership GP Interest”); (iv) the Incentive Distribution Rights, all of which were owned, directly or indirectly, by Parent; (v) 56,840 Deferred Share Units and (vi) no other equity interests or other voting securities of the Partnership were issued or outstanding. All of the outstanding Common Units, and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement).

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(b)           As of the date of this Agreement, the General Partner owns the Partnership GP Interest, and such Partnership GP Interest was duly authorized and validly issued in accordance with the Partnership Agreement and represents the entire general partner interest in the Partnership. The General Partner owns the Partnership GP Interest free and clear of any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various states of the United States or similar Law of other applicable jurisdictions and except those existing or arising pursuant to the applicable Organizational Documents of such entities) (an “Encumbrance”).

(c)           The Partnership does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Limited Partners on any matter. Except to the extent provided in the Partnership Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any of the Partnership Group Entities to issue or to sell any Partnership Interests or other securities of the Partnership Group Entities or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of the Partnership Group Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

5.3           Authority; Approval and Fairness.

(a)           The Partnership Parties have all requisite power and authority and have taken all action necessary in order to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transactions subject to the adoption of this Agreement by the affirmative vote or consent of the holders of at least a Unit Majority (the “Requisite Partnership Vote”). The Requisite Partnership Vote is the only vote or approval of Limited Partners necessary to approve and adopt this Agreement and approve and consummate the Transactions. This Agreement has been duly executed and delivered by each of the Partnership Parties and constitutes a valid and binding agreement of each of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)           As of the date of this Agreement, the Conflicts Committee has, acting in good faith, unanimously (i) determined that this Agreement and the Transactions are fair and reasonable to, and in the best interests of, the Partnership and the Public Unitholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, which such approval constitutes “Special Approval” for all purposes under the Partnership Agreement, including, but not limited to, Section 7.9 thereof, (iii) recommended that the Partnership Board approve this Agreement and the Transactions, (iv) recommended that the Partnership Board approve the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and (v) recommended that the Partnership Board direct that this Agreement be submitted to a vote of the Limited Partners for their approval at a special meeting in accordance with the requirements of Article XIII and Section 14.3(a) of the Partnership Agreement and recommended to the Partnership Board that the Partnership Board recommend to the Limited Partners that the Limited Partners approve this Agreement and the Merger.

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(c)           As of the date of this Agreement, the Partnership Board, upon the recommendation of the Conflicts Committee, has, acting in good faith, unanimously (i) determined that this Agreement and the Transactions are fair and reasonable to, and in the best interests of, the Partnership and the Public Unitholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger and (iv) resolved to recommend that the Limited Partners approve the Transactions and this Agreement and directed that this Agreement be submitted to a vote of the Limited Partners for their approval at a special meeting pursuant to the requirements of Article XIII and Section 14.3(a) of the Partnership Agreement.

(d)           As of the date of this Agreement, the General Partner (pursuant to Section 14.2(a) of the Partnership Agreement) has, acting in good faith, approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement.

5.4           Governmental Filings; No Violations

(a)           Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the DRULPA and the DLLCA, (ii) under the Exchange Act and the Securities Act, (iii) required to be made with the NYSE, (iv) any filings required under, and in compliance with other applicable requirements of, the HSR Act, other Antitrust Laws or the DPA, or and (v) under state securities, takeover, public utility and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Partnership Parties with, nor are any required to be made or obtained by the Partnership Parties with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Partnership Parties and the consummation of the Transactions, or in connection with the continuing operation of the business of the Partnership Group Entities following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)           Subject to the Requisite Partnership Vote, the execution, delivery and performance of this Agreement by the Partnership Parties do not, and the consummation of the Transactions will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of any of the Partnership or its Subsidiaries; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Partnership Material Contract; or (iv) result in the creation of any lien on any of the assets or businesses of any of the Partnership or its Subsidiaries under any such Partnership Material Contract, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

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5.5           Partnership Reports; Financial Statements.

(a)           The Partnership has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Partnership Reports”). Each of the Partnership Reports, at the time of its filing or being furnished, complied, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Partnership Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements (x) in any Partnership Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date of this Agreement or (y) with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty.

(b)           Each of the consolidated balance sheets included in or incorporated by reference into the Partnership Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of its date and each of the consolidated statements of comprehensive income, statements of equity and statements of cash flows included in or incorporated by reference into the Partnership Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC.

(c)           The Partnership makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules, forms and regulations of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner, based on its most recent evaluation, to the Partnership’s auditors and the audit committee of the Partnership Board (x) has disclosed all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and has identified for the Partnership’s auditors any material weakness in internal controls and (y) has disclosed any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls.

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5.6           Absence of Certain Changes. Since December 31, 2019, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Partnership Material Adverse Effect.

5.7           Litigation and Liabilities.

(a)           There are no Proceedings pending or, to the Knowledge of the Partnership Parties, threatened in writing against the Partnership, any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)           Except for obligations and liabilities (i) reflected or reserved against in the Partnership’s consolidated balance sheet (and the notes thereto) included in the Partnership Reports filed prior to the date of this Agreement, or (ii) incurred in the Ordinary Course since December 31, 2019, neither the Partnership nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make-whole or similar liabilities or obligations) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Partnership and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)           As of the date of this Agreement, neither the Partnership, nor any of its Subsidiaries nor any of their respective properties or assets are party or subject to, or affected by, the provisions of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.8           Compliance with Laws. The businesses of each of the Partnership and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.9          Tax Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(a)           The Partnership and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such Tax Returns are complete and accurate in all material respects.

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(b)          All Taxes due and payable by the Partnership or any of its Subsidiaries (whether or not reflected on any Tax Return) have been timely paid in full or an adequate reserve for the payment of Taxes have been established in accordance with GAAP on the balance sheet of the Partnership and its consolidated Subsidiaries included in the Partnership Reports.

(c)          No deficiency with respect to Taxes has been proposed, asserted or assessed against the Partnership or any of its Subsidiaries, except for deficiencies which would have been satisfied by payment, settlement or withholding. There are no Proceedings pending or threatened in writing regarding any Taxes of the Partnership and its Subsidiaries or the assets of the Partnership and its Subsidiaries.

(d)          Each of the Partnership or any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code.

(e)          The Partnership is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(f)           At least 90% of the gross income of the Partnership for each taxable year ending after its initial public offering and including the short taxable year ending on the Closing Date has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code.

(g)           Each Subsidiary of the Partnership is currently (and has been since its respective formation or acquisition by the Partnership) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(b).

5.10       Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the financial advisor to the Conflicts Committee), dated as of December 14, 2020, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Partnership and the Public Unitholders (such opinion, the “Partnership Fairness Opinion”). A copy of such opinion will be made available to the Parent Parties as soon as practicable following the date of this Agreement solely for informational purposes (it being agreed that such opinion is solely for the benefit of the Conflicts Committee and may not be relied upon by the Partnership Board, Parent Parties or Merger Sub).

5.11       Brokers and Finders. Neither the Partnership nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Conflicts Committee has engaged Evercore Group L.L.C. as its financial advisor. The Partnership has made available to the Parent Parties correct and complete copies of all Contracts pursuant to which Evercore Group L.L.C. is entitled to any fees and expenses in connection with any of the Transactions.

5.12        Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

5.13        No Other Representations or Warranties. Except for the representations and warranties made by the Partnership Parties in this Article V, none of the Partnership Parties nor any other Person makes any express or implied representation or warranty with respect to the Partnership Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of the Partnership Parties hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of the Partnership Parties nor any other Person makes or has made any representation or warranty to the Parent Parties, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Partnership Parties, any of their respective Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by any of the Partnership Parties in this Article V, written information made available to the Parent Parties, Merger Sub or any of their respective Affiliates or Representatives in the course of their evaluation of the Partnership, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.13 shall limit the Parent Parties’ or Merger Sub’s remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by the Partnership in this Article V.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES AND MERGER SUB

Except as set forth in the Parent Reports filed with or furnished to the SEC or filed on SEDAR prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the Partnership Parties by the Parent Parties concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article VI, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent, TC Northern and Merger Sub, and, with respect to itself where provided for in this Article VI, TC PipeLine USA each hereby represents and warrants to the Partnership Parties that:

6.1         Organization, Good Standing and Qualification.

(a)           Each of the Parent Parties and their respective material Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)           Each of the Parent Parties and Merger Sub has made available to the Partnership correct and complete copies of its Organizational Documents and Parent has made available to the Partnership true and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and each of the Parent Parties and Merger Sub and each of Parent’s material Subsidiaries is not in violation of any of their provisions in any material respect.

6.2        Capital Structure of Parent Parties; Capitalization of Merger Sub.

(a)          The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, of which 940,064,042 shares were outstanding as of the close of business on December 11, 2020, and an unlimited number first preferred shares and second preferred shares, issuable in series (“Preference Shares”), of which 14,577,184 Series 1 Preference Shares, 7,422,816 Series 2 Preference Shares, 8,533,405 Series 3 Preference Shares, 5,466,595 Series 4 Preference Shares, 12,714,261 Series 5 Preference Shares, 1,285,739 Series 6 Preference Shares, 24,000,000 Series 7 Preference Shares, 18,000,000 Series 9 Preference Shares, 10,000,000 Series 11 Preference Shares, 20,000,000 Series 13 Preference Shares and 40,000,000 Series 15 Preference Shares were issued and outstanding as of the date of this Agreement (collectively, the “Parent Capital Stock”). The authorized capital stock of TC Northern consists of 2,000 shares of common stock (the “TC Northern Capital Stock”). The authorized capital stock of TC PipeLine USA consists of 2,000,000 shares of common stock and 3,000,000 convertible preferred shares (the “TC PipeLine USA Capital Stock”). All of the outstanding shares of Parent Capital Stock, the TC Northern Capital Stock and the TC PipeLine USA Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable.

(b)          Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as disclosed in the Parent Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of Parent Capital Stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c)          All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by TC Northern. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

6.3          Authority; Approval.

(a)          The Parent Parties and Merger Sub have all requisite power and authority and have taken all action necessary in order to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by each of the Parent Parties and Merger Sub and constitutes a valid and binding agreement of each of the Parent Parties and Merger Sub, enforceable against each of the Parent Parties and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          No vote of holders of Parent Common Stock is necessary to approve this Agreement and the Transactions, including the issuance of shares of Parent Common Stock as the Aggregate Merger Consideration. Each of the Parent Parties and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by each of the Parent Parties and Merger Sub and constitutes a valid and binding agreement of the Parent Parties and Merger Sub, enforceable against each of the Parent Parties and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)           Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued by it pursuant to Article V. The shares of Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The shares of Parent Common Stock, when issued, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

6.4         Governmental Filings; No Violations.

(a)          Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the Canada Business Corporations Act, (ii) under the Exchange Act, the Securities Act and applicable Canadian Securities Laws, (iii) required to be made with the NYSE and the TSX, (iv) any filings required under, and in compliance with other applicable requirements of, the HSR Act, other Antitrust Laws and the DPA and (v) state or provincial securities, takeover, public utility and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Parent Parties or Merger Sub with, nor are any required to be made or obtained by the Parent Parties or Merger Sub with or from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Parent Parties and Merger Sub and the consummation of the Transactions or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(b)          The execution, delivery and performance of this Agreement by the Parent Parties do not, and the consummation of the Transactions will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of any of Parent or its Subsidiaries; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Parent Material Contract; or (iv) result in the creation of any lien on any of the assets or businesses of any of Parent or its Subsidiaries under any such Parent Material Contract, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

6.5          Parent Reports; Financial Statements.

(a)          Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act and with applicable Canadian Securities Regulators since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and applicable Canadian Securities Laws. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements in any Parent Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC or with applicable Canadian Securities Regulators prior to the date of this Agreement.

(b)          Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, comprehensive income, cash flows and equity included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations and cash flows, as applicable, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that will not be material in amount or effect and to any other adjustments described in the notes thereto), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC or Canadian Securities Regulators.

(c)          Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act and with applicable Canadian Securities Regulators, as applicable. Parent maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable Canadian Securities Laws. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act and applicable Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in the rules, forms and regulations of the SEC and Canadian Securities Regulators, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer, have disclosed, based on their most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to its auditors and audit committee (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

6.6         Absence of Certain Changes. Since December 31, 2019, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

6.7         Litigation and Liabilities.

(a)          There are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent, any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)          Except for obligations and liabilities (i) reflected or reserved against in Parent’s consolidated statements of financial position (and the notes thereto) included in the Parent Reports filed prior to the date of this Agreement or (ii) incurred in the Ordinary Course since December 31, 2019, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make-whole or similar liabilities or obligations) that would be required by GAAP to be reflected on a consolidated statement of financial position (or the notes thereto) of Parent and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)          As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any of their respective properties or assets are a party or subject to, or affected by, the provisions of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.8         Compliance with Laws. The businesses of each of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.9          Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) the businesses of each of Parent and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Environmental Laws, which compliance includes possession and maintenance of all registrations, approvals, permits or authorizations issued by Governmental Entities and required pursuant to Environmental Laws, (ii) neither Parent nor any of its Subsidiaries has received any written notice that remains unresolved, which asserts an alleged liability under Environmental Law with respect to a release of such hazardous materials at, under or from real properties offsite the Parent’s or its Subsidiaries’ properties, and (iii) none of the businesses of Parent or its Subsidiaries has received any written claim or notice of violation, or been party to any Governmental Order, in each case alleging a violation of, or liability under, any Environmental Law, which has not been resolved.

6.10       Tax Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)           Parent and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such Tax Returns are complete and accurate in all material respects.

(b)         All Taxes due and payable by Parent and each of its Subsidiaries (whether or not reflected on any Tax Return) have been timely paid in full or an adequate reserve for the payment of Taxes have been established in accordance with GAAP on the statements of financial position of Parent and its consolidated Subsidiaries included in the Parent Report.

(c)          No deficiency with respect to Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, except for deficiencies which would have been satisfied by payment, settlement or withholding. There are no Proceedings pending or threatened in writing regarding any Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.

(d)          Neither Parent nor any of its Subsidiaries has been, within the past two years or otherwise, as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

6.11        Property. Parent or a Subsidiary of Parent owns and has good title to all of its material owned real property and good title to all of its material owned personal property, and has valid leasehold interests in all of its leased real properties free and clear of all Encumbrances, in each case, to the extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Encumbrances permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is not, under any material lease under which Parent or any of its Subsidiaries lease any real or personal property, any existing material default by Parent or any of its Subsidiaries or, to the Knowledge of the Parent, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.12       Parent Material Contracts.

(a)           Except for this Agreement and except for Contracts filed with or publicly furnished to the SEC or filed on SEDAR by Parent or any of its Subsidiaries prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any Parent Material Contract.

(b)          Each Parent Material Contract is valid and binding on Parent or its Subsidiaries, as applicable, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no default under any such Parent Material Contracts by Parent or its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.13        Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of or indication of an intention not to renew, any such insurance policy has been received by Parent or any of its Subsidiaries other than in the Ordinary Course.

6.14        Brokers and Finders. Neither Parent nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions, except that Parent has employed J.P. Morgan Securities LLC as its financial advisor.

6.15        Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

6.16        Ownership of Partnership Interests. Parent and its Subsidiaries, taken together, are the beneficial owners of 17,084,831 Common Units, 1,900,000 Class B Units, the Incentive Distribution Rights and the Partnership GP Interest, which represent all Partnership Interests held of record or beneficially by Parent or any of its Subsidiaries as of the date of this Agreement.

6.17        No Other Representations or Warranties. Except for the representations and warranties made by the Parent Parties and Merger Sub in this Article VI, none of the Parent Parties, Merger Sub or any other Person makes any express or implied representation or warranty with respect to the Parent Parties, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of the Parent Parties and Merger Sub hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of the Parent Parties, Merger Sub or any other Person makes or has made any representation or warranty to the Partnership Parties or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of their respective Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent or Merger Sub in this Article VI, written information made available to the Partnership Parties or any of their respective Affiliates or Representatives in the course of their evaluation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 6.17 shall limit the Partnership Parties’ remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by Parent and Merger Sub in this Article VI.

Article VII

COVENANTS

7.1          Interim Operations.

(a)           Each of the Partnership and Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent or the Partnership, as applicable, shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed)), and except as otherwise expressly contemplated by this Agreement, as provided in any Contract in effect as of the date of this Agreement, or as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the Ordinary Course provided, that this Section 7.1(a) shall not prohibit the Parties and their respective Subsidiaries from taking commercially reasonable actions outside of the Ordinary Course in response to changes or developments resulting from the COVID-19 pandemic, and to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except as otherwise expressly: (a) contemplated by this Agreement; (b) required by applicable Law or the terms of any Partnership Material Contract or Parent Material Contract, as applicable; (c) as approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by the other Party; or (d) set forth in the corresponding subsection of Section 7.1 of the Partnership Disclosure Letter, as it relates to the Partnership and its Subsidiaries, or in Section 7.1 of the Parent Disclosure Letter, as it relates to Parent and its Subsidiaries, each Party, on its own account, shall not and shall not permit its Subsidiaries to:

(i)          make any change to its Organizational Documents as in effect on the date of this Agreement in any manner that would reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such Party to satisfy any of the conditions to, or the consummation of, the Merger or the other Transactions;

(ii)         (A) merge or consolidate itself or any of its Subsidiaries with any other Person, or (B) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case, except (1) such transactions solely between or among, or solely involving, such Party and one or more of its wholly owned Subsidiaries, or a Subsidiary of such Party and one or more wholly owned Subsidiaries of such Subsidiary, (2) as would not reasonably be expected to result in a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (3) as would not reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such Party to satisfy any of the conditions to, or the consummation of, the Merger or the other Transactions;

(iii)        issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance, or enter into any Contract (including, with respect to the voting of), any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable (other than the issuance of partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, (A) by a wholly owned Subsidiary of such Party to such Party or one or more of such Party’s wholly owned Subsidiaries, or by a wholly owned Subsidiary of such Party’s Subsidiary to such Subsidiary or one or more other wholly owned Subsidiaries of such Subsidiary, (B) in respect of equity-based awards granted in the Ordinary Course or (C) with respect to Parent, equity securities of Parent in excess of $500,000,000 in the aggregate (based on the market price of the securities at the time of issuance)), or securities convertible or exchangeable into or exercisable for any such partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or any options, warrants or other rights of any kind to acquire any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or such convertible or exchangeable securities; provided, that, nothing in this clause (iii) shall be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including, without limitation, in connection with any equity award holder’s termination of service);

(iv)        reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or securities convertible or exchangeable into or exercisable for any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable;

(v)         waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable;

(vi)      make any material changes with respect to accounting policies, except as required by changes in GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or Law, including pursuant to SEC rule or policy;

(vii)       make or declare any dividends or distributions to the holders of Common Units or Parent Common Stock, in each case, other than in the Ordinary Course, subject to Section 7.11; or

(viii)     agree, authorize or commit to do any of the foregoing.

(b)          Notwithstanding anything to the contrary in this Agreement, a Party’s obligations under Section 7.1(a) to take an action or not to take an action, or to cause its Subsidiaries to take an action or not to take an action, shall, with respect to any Persons (and their respective Subsidiaries) controlled by such Party, or in which such Party otherwise has a voting interest, but that are not wholly owned Subsidiaries of such Party or have public equity holders, only apply (i) to the extent permitted by the organizational documents and governance arrangements of such entity and its subsidiaries, (ii) to the extent a Party is authorized and empowered to bind such entity and its subsidiaries and (iii) to the extent permitted by the Party’s or its Subsidiaries’ duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders.

7.2         Proxy Statement/Prospectus Filing; Information Supplied; Partnership Unitholder Meeting.

(a)          As promptly as reasonably practicable after the date of this Agreement, Parent and the Partnership shall jointly prepare and file with the SEC, and each of Parent and the Partnership agrees to cooperate in the preparation of, the registration statement on Form F-4 (as amended or supplemented from time to time, the “Registration Statement”), including the prospectus and proxy statement relating to the Requisite Partnership Vote to be held in connection with this Agreement constituting a part thereof (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”). Parent and the Partnership each shall use its reasonable best efforts to respond promptly to comments from the SEC and have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and to maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions or until this Agreement is terminated in accordance with its terms. Promptly after the Registration Statement is declared effective, the Partnership shall use its reasonable best efforts to mail the Proxy Statement/Prospectus to the Limited Partners.

(b)           Each of the Partnership and Parent shall (i) promptly furnish to each other in writing upon reasonable request any and all information relating to a Party or its Affiliates as may be required to be set forth in Registration Statement under applicable Law and (ii) promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement or for additional information and (iii) promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Registration Statement or Proxy Statement/Prospectus.

(c)           Each of the Partnership and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date of mailing to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Partnership and Parent further agrees that, if prior to the Closing Date, it should become aware of any information that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the Proxy Statement/Prospectus) not false or misleading, it will promptly inform the other Party thereof and, subject to Section 7.2(d), take the steps necessary to correct such information in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus.

(d)          Each of Parent and the Partnership will provide the other Party and their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus, the Registration Statement and other documents related to the Requisite Partnership Vote or the issuance of the shares of Parent Common Stock in respect of the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Limited Partners. Each Party will include in the Proxy Statement/Prospectus, the Registration Statement and such other documents related to the Requisite Partnership Vote or the issuance of the shares of Parent Common Stock in respect of the Merger all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement/Prospectus and the Registration Statement shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Partnership and its Subsidiaries included in the Proxy Statement/Prospectus and the Registration Statement shall be in form and content satisfactory to the Partnership, acting reasonably.

(e)          The Partnership shall, with Parent’s cooperation, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Unitholders (including any postponements, adjournments or recesses thereof, the “Partnership Unitholder Meeting”) for the purpose of obtaining the Requisite Partnership Vote. The Partnership shall, (unless the Conflicts Committee has made a Partnership Adverse Recommendation Change) through the Partnership Board, recommend to the Unitholders approval of this Agreement and the Merger (collectively, the “Board Recommendation”) and use reasonable best efforts to obtain from the Unitholders the Requisite Partnership Vote. The Partnership shall promptly advise Parent of any material communication received by the Partnership in writing after the date hereof from any Person related to any potential vote by a Significant Unitholder against the Merger. The Proxy Statement/Prospectus shall include a copy of the Partnership Fairness Opinion and, unless the Conflicts Committee has made a Partnership Adverse Recommendation Change, the Board Recommendation. Without limiting the generality of the foregoing unless this Agreement is validly terminated in accordance with Article IX, the Partnership’s obligations pursuant to the first sentence of this Section 7.2(e) shall not be affected by the withdrawal or modification by the Conflicts Committee of the Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Requisite Partnership Vote, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to the Partnership Unitholder Meeting or (iv) if the Partnership has delivered any notice contemplated by Section 7.2(h) and the time periods contemplated by Section 7.2(h) have not expired; provided, however, that in the case of the circumstances described in clauses (i), (ii), (iii) or (iv), the Partnership shall (x) be required to postpone or adjourn the Partnership Unitholder Meeting to the extent requested by Parent, for a total period not in excess of 30 Business Days, subject to clause (y), and (y) not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is two Business Days prior to the Outside Date.

(f)           Unless this Agreement is validly terminated in accordance with Article IX, the Partnership, with the Parent Parties’ cooperation, shall submit this Agreement to the Unitholders for approval at the Partnership Unitholder Meeting even if the Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

(g)          Except as expressly permitted by this Section 7.2, the Partnership shall not, and shall cause its respective Subsidiaries and their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Parent Parties, the Board Recommendation or (ii) fail to include the Board Recommendation in the Proxy Statement/Prospectus (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(h)          Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Requisite Partnership Vote, and subject to compliance in all material respects with this Section 7.2(h), the Conflicts Committee may make a Partnership Adverse Recommendation Change if the Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse Recommendation Change would be inconsistent with its duties under applicable Law, as modified by the Partnership Agreement, provided, however, that the Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i)             the Conflicts Committee has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least three Business Days in advance of its intention to make a Partnership Adverse Recommendation Change unless at the time such notice is otherwise required to be given if there are fewer than three Business Days prior to the expected date of the Requisite Partnership Vote, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)            during the Partnership Notice Period, the Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with the Conflicts Committee’s duties under applicable Law, as modified by the Partnership Agreement, provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make a Partnership Adverse Recommendation Change.

7.3          Cooperation; Efforts to Consummate.

(a)          On the terms and subject to the conditions of this Agreement, each of the Partnership and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including any required or recommended filings under applicable Antitrust Laws or the DPA), (ii) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, and (iii) avoiding or eliminating each and every impediment under any Antitrust Law or the DPA that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date; provided, however, that nothing in this Agreement will require any Party to (A) dispose or hold separate any part of its or its Subsidiaries’ businesses, operations or assets (or a combination thereof) or (B) restrict the manner in which it or any of its respective Subsidiaries may carry on business in any part of the world.

(b)          In furtherance and not in limitation of the foregoing, each Party (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.3 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain approvals or consents under any other applicable Antitrust Laws as soon as practicable (and in any event no later than the Outside Date).

(c)          Each Party further agrees to cooperate regarding the preparation and filing as promptly as practicable and in any event prior to January 1, 2021 (unless a later date is mutually agreed to by the parties hereto) of a joint declaration to CFIUS in connection with the transactions contemplated hereby pursuant to 31 C.F.R. § 800.402 (“CFIUS Declaration”). In the event that the CFIUS Approval is not received at the end of the 30-Day assessment period for the CFIUS Declaration, and CFIUS requests that the Parties file a notice regarding the transactions contemplated hereby in accordance with 31 C.F.R. part 800, subpart E (“CFIUS Notice”), the Parties agree to cooperate regarding the preparation and submission of a CFIUS Notice in connection with the transactions contemplated hereunder within 30 days of the end of the conclusion of the 30-day CFIUS Declaration assessment period.

(d)          Each of the Parties shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated hereby, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, CFIUS, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Entity and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining any clearances required under the DPA or any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Entity or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 7.3(b) the Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.3 in a manner so as to preserve the applicable privilege.

7.4          Public Announcements. Neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 7.4.

7.5          Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Partnership and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Parent Parties or the Partnership Parties, as applicable, or any of their respective Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions. The Partnership and Parent each shall give prompt notice to the other of any Effect that has had or would reasonably be expected to have a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 7.5 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Partnership Disclosure Letter or Parent Disclosure Letter, as applicable.

7.6          Information; Access and Reports.

(a)          Subject to applicable Law and the other provisions of this Section 7.6, the Partnership and Parent each shall (and shall cause its Subsidiaries to), upon request by the other Party, (i) upon reasonable advance notice, provide such other Party and its Representatives with reasonable access during normal business hours to its properties, offices and other facilities and its employees, agents, contracts, books and records and (ii) otherwise furnish such other Party and its Representatives with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be required in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Partnership or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(b)          The foregoing provisions of this Section 7.6 shall not require and shall not be construed to require either the Partnership or Parent to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Partnership or Parent, as applicable, would (i) violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (ii) result in a violation of applicable Law or (iii) waive the protection of any attorney-client privilege.

(c)          No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Partnership Parties set forth in this Agreement, and no investigation by the Partnership or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Parent Parties or Merger Sub set forth in this Agreement.

7.7          Stock Exchange Listing and Delisting.

(a)          Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE and the TSX, subject to official notice of issuance, prior to the Closing Date.

(b)          Prior to the Closing Date, the Partnership shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the Common Units from the NYSE and the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time.

7.8          Expenses. Except as otherwise provided in Section 9.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that (i) any filing fees with respect to the Registration Statement (ii) the costs and expenses of printing and mailing of the Proxy Statement/Prospectus and (iii) the filing fee payable in connection with (A) the filing of a Notification and Report Form pursuant to the HSR Act and (B) obtaining CFIUS Approval shall each be borne one half by Parent and one half by the Partnership.

7.9          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, to the fullest extent permitted under applicable Law, each of Parent and the Surviving Entity shall jointly and severally (i) indemnify, defend and hold harmless each present and former (determined as of the Effective Time) director and officer of any of the General Partner, the Partnership Parties or any of their respective Subsidiaries, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened Proceeding, in each case in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (A) the Transactions and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party and (ii) advance expenses as incurred in each case described in clause (i) to the fullest extent permitted under applicable Law; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b)          Parent shall maintain in effect, or cause to be maintained in effect, the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Parties (provided, that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties) (collectively, the “D&O Insurance”) in place as of the date of this Agreement, in each case, for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”), with terms, conditions and limits of liability that are at least as favorable to the insureds as provided in the existing policies providing such coverage as of the date of this Agreement; provided, however, that in no event during the Tail Period shall Parent be required to expend more on the annual cost of the D&O Insurance than an amount per year equal to 300 percent of the current annual premiums charged to the Partnership by Parent for such insurance; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall have the option to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If Parent in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 7.9(b), Parent may, but shall be under no obligation to, prior to the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of the D&O Insurance for the Tail Period with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(c)          Any Indemnified Party wishing to claim indemnification under this Section 7.9, upon learning of any such Proceeding, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Entity of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) Parent or the Surviving Entity shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Parent nor the Surviving Entity will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Surviving Entity elects not to assume such defense or legal counsel or the Indemnified Party advises that there are issues which raise conflicts of interest between Parent or the Surviving Entity and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and Parent or the Surviving Entity shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Parent and the Surviving Entity shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of legal counsel for all Indemnified Parties with respect to any Proceeding in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Parent or the Surviving Entity elects to assume such defense, and Parent and the Surviving Entity shall cooperate in the defense of any such matter if Parent or the Surviving Entity elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Entity elects to assume such defense and Parent and the Surviving Entity shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Entity elects not to assume such defense; and (iv) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d)          During the Tail Period, Parent shall honor (and shall cause the General Partner and the Surviving Entity to honor) all rights to indemnification, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto as in effect on the date of this Agreement in favor of any Indemnified Party as provided in the Organizational Documents of the General Partner, the Partnership and their respective Subsidiaries or any indemnification agreement between such Indemnified Party and the General Partner, the Partnership or any of their respective Subsidiaries, in each case, as in effect on the date of this Agreement, and all of such rights shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e)          If Parent, the General Partner or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the General Partner or the Surviving Entity, as applicable, shall assume all of the obligations set forth in this Section 7.9.

(f)           The rights of the Indemnified Parties under this Section 7.9 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the General Partner, the Partnership or any of their respective Subsidiaries, or under any applicable Contracts (including any indemnification agreements) or Laws, and nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the General Partner, the Partnership or any of their respective Subsidiaries for any of their respective directors, officers or other employees.

(g)          This Section 7.9 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.9. Any right of an Indemnified Party pursuant to this Section 7.9 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

7.10        Takeover Statutes. If any Takeover Law is or may become applicable to the Transactions, each of Parent and the Partnership and the Parent Board and the Partnership Board, respectively, shall grant such approvals and use reasonable best efforts to take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

7.11        Distributions. The Partnership and Parent shall coordinate with respect to the declaration and setting of record dates and payment dates of distributions on Common Units and Parent Common Stock, subject to applicable Law, so that holders of Common Units do not receive dividends and distributions, as applicable, on both Common Units and shares of Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend or distribution for all completed calendar quarters on either Common Units or shares of Parent Common Stock received in the Merger, as applicable.

7.12       Section 16 Matters. The Partnership and Parent, and the Partnership Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Partnership (including derivative securities) or acquisitions of equity securities of Parent Common Stock (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.13        Transaction Litigation. In the event that any unitholder litigation related to this Agreement or the Transactions is brought, or, to the Partnership’s Knowledge, threatened, against the Partnership or any members of the Partnership Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Partnership shall as promptly as reasonably practicable notify Parent of such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Partnership shall give Parent the opportunity to participate in the defense or settlement and shall consider in good faith Parent’s advice with respect to such Transaction Litigation; provided that the Partnership shall in any event control such defense or settlement and the disclosure of information to Parent in connection therewith shall be subject to the provisions of Section 7.6; provided, further, that the Partnership shall not agree to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.14        Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent shall not and it shall not permit any of its Subsidiaries to take any action intended to cause the General Partner to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director on the Partnership Board that is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 7.14 shall not apply to the filling, in accordance with the provisions of the by-laws of the General Partner, of any vacancies caused by the resignation, death or incapacity of any such director.

7.15        Voting. Each of the Parent Parties covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, (i) at the Partnership Unitholder Meeting or any other meeting of Limited Partners or any vote or consent of Partnership Interests in connection with a vote or consent of the Limited Partners, however called, it will vote, or cause to be voted, all Common Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof and (ii) that it will not, and will cause each of its Subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any Common Units owned by Parent or its Subsidiaries. Parent consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the Organizational Documents thereof, each of its Subsidiaries to consent to, this Agreement and the Transactions contemplated by this Agreement.

7.16        Performance by General Partner. Parent shall cause the General Partner to cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent, any of its Subsidiaries or any of their respective officers.

Article VIII

CONDITIONS

8.1          Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)          Partnership Unitholder Approval. This Agreement shall have been duly approved by the Limited Partners constituting the Requisite Partnership Vote in accordance with applicable Law and the Partnership Agreement.

(b)          Listing. The shares of Parent Common Stock issuable to the holders of Common Units pursuant to this Agreement shall have been authorized for listing on the NYSE and the TSX, subject to official notice of issuance.

(c)          Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired, any required approval or consent under any other applicable Antitrust Law shall have been obtained and the CFIUS Approval shall have been obtained.

(d)          Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(e)          Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or been threatened in writing by the SEC, unless subsequently withdrawn.

8.2          Conditions to Obligation of the Parent Parties and Merger Sub. The respective obligations of the Parent Parties and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of the Partnership Parties set forth in Section 5.3 (Authority; Approval and Fairness) and Section 5.6 (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) the representations and warranties of the Partnership set forth in Section 5.2 (Capital Structure of the Partnership) shall have been true and correct (other than de minimis inaccuracies) both as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct (other than de minimis inaccuracies) as of such particular date or period of time); and (iii) each other representation and warranty of the Partnership Parties set forth in this Agreement shall have been true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)          Performance of Obligations of the Partnership. The Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Partnership Closing Certificate. The Parent Parties and Merger Sub shall have received a certificate signed on behalf of the Partnership by an executive officer of the General Partner certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

8.3          Conditions to Obligation of the Partnership Parties. The respective obligations of the Partnership Parties to consummate the Merger are also subject to the satisfaction or waiver by the Partnership at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of the Parent Parties and Merger Sub set forth in Section 6.3 (Authority; Approval) and Section 6.6 (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) the representations and warranties of Parent set forth in Section 6.2 (Capital Structure of Parent; Capitalization of Merger Sub) shall have been true and correct (other than de minimis inaccuracies) both as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct (other than de minimis inaccuracies) as of such particular date or period of time); and (iii) the other representations and warranties of the Parent Parties and Merger Sub set forth in this Agreement shall have been true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)          Performance of Obligations of the Parent Parties and Merger Sub. Each of the Parent Parties and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Parent Parties and Merger Sub Closing Certificate. The Partnership shall have received a certificate signed on behalf of the Parent Parties and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

Article IX

TERMINATION

9.1          Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Partnership and Parent duly authorized by the Conflicts Committee (on behalf of the Partnership) and the Parent Board (on behalf of Parent).

9.2          Termination by Either Parent or the Partnership. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)          by either of Parent or the Partnership (duly authorized by the Conflicts Committee on behalf of the Partnership) if:

(i)            the Merger shall not have been consummated by August 14, 2021 (the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a)(i) shall not be available to any Party that has breached (or whose Subsidiaries of a Party hereto have breached) in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(ii)            any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.2(a)(ii) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

(iii)           if the Partnership Unitholder Meeting shall have concluded and the Requisite Partnership Vote shall not have been obtained.

9.3          Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Parent Board if, at any time prior to the Effective Time:

(a)          a Partnership Adverse Recommendation Change shall have occurred, unless the Partnership Unitholder Meeting shall have been held and the vote taken, regardless of whether the Requisite Partnership Vote shall have been obtained; or

(b)          there has been a breach by the Partnership of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Partnership shall have become untrue, in either case, such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty days after the giving of notice thereof by Parent to the Partnership or (ii) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(b) shall not be available to Parent if it has breached in any material respect its representations, warranties, covenants or agreements set forth in this Agreement.

9.4          Termination by the Partnership. This Agreement may be terminated and the Merger may be abandoned by action of the Partnership (duly authorized by the Conflicts Committee on behalf on the Partnership) at any time prior to the Effective Time, there has been a breach by the Parent Parties or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Parent Parties or Merger Sub shall have become untrue, in either case, such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty days after the giving of notice thereof by the Partnership to Parent or (ii) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4 shall not be available to the Partnership Parties if it has breached in any material respect its representations, warranties, covenants or agreements set forth in this Agreement.

9.5          Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (a) no such termination shall relieve any Party of (A) any liability or damages to any other Party resulting from any Willful Breach of this Agreement or (B) its obligations under Section 9.6 and (b) the provisions set forth in Section 7.8, this Section 9.4, Section 9.6 and Article X shall survive the termination of this Agreement.

9.6            Termination Fees; Expenses.

(a)            If this Agreement is terminated by (i) Parent pursuant to the provisions of Section 9.3(a) (Partnership Adverse Recommendation Change), (ii) the Partnership or Parent pursuant to Section 9.2(a)(iii) (Failure to Obtain Requisite Partnership Vote) in each case where a Partnership Adverse Recommendation Change has occurred or (iii) the Partnership or Parent pursuant to the provisions of Section 9.2(a)(i) (Outside Date) and, at the time of such termination under this clause (iii), (A) the Requisite Partnership Vote shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 9.3(a) (Partnership Adverse Recommendation Change), the Partnership shall pay to the Parent by wire transfer of immediately available funds to an account designated by the Parent an amount equal to the Termination Fee, and such payment shall be made within five Business Days after such termination.

(b)            If this Agreement is terminated by Parent pursuant to the provisions of Section 9.3(b) (Partnership Uncured Breach) the Partnership shall pay to the Parent by wire transfer of immediately available funds to an account designated by the Parent an amount equal to the Parent Expenses, and such payment shall be made within five Business Days after such termination.

(c)            If this Agreement is terminated by (i) the Partnership or Parent pursuant to the provisions of Section 9.2(a)(i) (Outside Date) (provided that no Partnership Adverse Recommendation Change shall have occurred) or (ii) the Partnership pursuant to the provisions of Section 9.4 (Parent Uncured Breach) Parent shall pay to the Partnership, or the Partnership’s designee, by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within five Business Days after such termination.

(d)            If this Agreement is terminated by the Partnership or Parent pursuant to Section 9.2(a)(iii) (Failure to Obtain Requisite Partnership Vote) and no Partnership Adverse Recommendation Change shall have occurred prior to the Partnership Unitholder Meeting then Parent shall pay to the Partnership by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within five Business Days after such termination.

(e)            Each of the Parties acknowledges that the Termination Fee, Parent Expenses and Partnership Expenses are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall a Party be entitled to more than one payment of the Termination Fee, Parent Expenses and Partnership Expenses, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

Article X

MISCELLANEOUS AND GENERAL

10.1            Survival. Article I, this Article X and the agreements of the Partnership Parties, the Parent Parties and Merger Sub contained in Article II, Article III, Article IV, the second sentence of Section 7.7 (Stock Exchange Listing and Delisting), Section 7.8 (Expenses), Section 7.9 (Indemnification; Directors’ and Officers’ Insurance) and Section 7.11 (Distributions) and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time. Article I, this Article X and the agreements of the Partnership Parties, the Parent Parties and Merger Sub contained in Section 7.8 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and Section 9.6 (Termination Fees; Expenses) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the Effective Time or the termination of this Agreement.

10.2            Modification or Amendment; Waiver.

(a)            Subject to the provisions of applicable Law and the provisions of Section 7.9 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification or waiver, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that, in the case of amendments, modifications or waivers by the Partnership, any such amendments, modifications or waivers must be approved by the Conflicts Committee. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party, in whole or in part, to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective; provided, further, that the Partnership may not make or authorize any such waiver without the prior approval of the Conflicts Committee.

(b)            No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Laws.

10.3            Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.4            Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)            THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)            Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating in any way to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (D) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (C) of this Section 10.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES: (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

10.5            Specific Performance.

(a)            Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including by a Party’s failing to take such actions as are required of such Party hereunder in order to consummate the Transactions), immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts, provided that such Party seeking specific performance, injunction or other equitable remedy pursuant to this Section 10.5 is not in material default under this Agreement. Each Party agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

(b)            To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.

10.6            Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and delivered in person or by courier service, by registered or certified mail, return receipt requested, or sent by email; provided that any email transmission must be promptly confirmed by telephone or email. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.6:

If to the Partnership or General Partner:

TC PipeLines, LP

c/o TC PipeLines GP, Inc.

700 Louisiana Street,

Houston, TX 77002

Attention:      Jon A. Dobson

Telephone:    (832) 320-5000

Email:   jon_dobson@tcenergy.com

with a copy to the Conflicts Committee’s legal counsel (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Sean Wheeler, P.C., Kim Hicks, P.C. Telephone: (713) 836-3427; (713) 836-3529 Email: sean.wheeler@kirkland.com; kim.hicks@kirkland.com

If to Parent:

TC Energy Corporation

450 – 1 Street S.W.

Calgary, Alberta, Canada

T2P 5H1

Attention: Christine R. Johnston Telephone: (403) 920-7686 Email: Christine_johnston@transcanada.com with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:      Gillian A. Hobson

Telephone:    (713) 758-3747

Email:  ghobson@velaw.com

If to TC Northern, TC PipeLine USA or Merger Sub:

TransCanada PipeLine USA Ltd.

700 Louisiana Street

Houston, TX 77002

Attention:       Corporate Secretary

Telephone:     (832) 320-5000

Email:     USCorporateSecretary@tcenergy.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:      Gillian A. Hobson

Telephone:    (713) 758-3747

Email:  ghobson@velaw.com

10.7            Entire Agreement.

(a)            This Agreement (including any exhibits hereto), the Partnership Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters.

(b)            Each Party acknowledges the provisions set forth in Section 5.13 (No Other Representations or Warranties) and Section 6.17 (No Other Representations or Warranties) and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Partnership Disclosure Letter, the Parent Disclosure Letter and any certificates delivered by any Party pursuant to this Agreement: (i) no Party has made or is making any other representations, warranties, statements, information or inducements; (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements; and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements provided to such Party by the other Party, in each case for clauses (i), (ii) and (iii), oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto.

10.8            Third-Party Beneficiaries. Except for, from and after the Effective Time, (a) the right of a holder of Eligible Units to receive the Merger Consideration (a claim by any holder of Eligible Units with respect to which may not be made unless and until the Closing shall have occurred), (b) the Indemnified Parties with respect to the provisions of Section 7.9 (Indemnification; Directors’ and Officers’ Insurance) and (c) the intended third-party beneficiaries of Section 10.9 (Non-Recourse) the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9            Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, unitholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 10.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

10.10            Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Partnership to take any action, such requirement shall be deemed to include an undertaking on the part of the Partnership to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

10.11            Partnership Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the General Partner or the Partnership Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Partnership Board; provided, however, that the Partnership Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

10.12            Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.13            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 10.10, and any attempted or purported assignment or delegation in violation of this Section 10.13 shall be null and void; provided, however, that Parent may designate another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Partnership with advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other wholly owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other wholly owned Subsidiary as of the date of such designation; provided, further, that any such designation shall not prevent or materially impede or materially delay the consummation of the Transactions or otherwise adversely affect the rights of the unitholders of the Partnership under this Agreement in any material respect.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

TC PIPELINES, LP

By: TC PipeLines GP, Inc., its general partner

By:	/s/ Nathaniel A. Brown
Name:	Nathaniel A. Brown
Title:	President

By:	/s/ Jon A. Dobson
Name:	Jon A. Dobson
Title:	Secretary

TC PIPELINES GP, INC.
(as the general partner of the Partnership)

By:	/s/ Nathaniel A. Brown
Name:	Nathaniel A. Brown
Title:	President

By:	/s/ Jon A. Dobson
Name:	Jon A. Dobson
Title:	Secretary

TC ENERGY CORPORATION

By:	/s/ Donald R. Marchand
Name:	Donald R. Marchand
Title:	Executive Vice-President, Strategy and Corporate Development

By:	/s/ Christine R. Johnston
Name:	Christine R. Johnston
Title:	Vice-President, Law

[Signature Page to Agreement and Plan of Merger]

TRANSCAN NORTHERN LTD

By:	/s/ Stanley Chapman III
Name:	Stanley Chapman III
Title:	President

By:	/s/ Tina Faraca
Name:	Tina Faraca
Title:	Vice President

TRANSCANADA PIPELINE USA LTD.

By:	/s/ Stanley Chapman III
Name:	Stanley Chapman III
Title:	President

By:	/s/ Jon A. Dobson
Name:	Jon A. Dobson
Title:	Corporate Secretary

TCP MERGER SUB, LLC

By:	/s/ Nathanial A. Brown
Name:	Nathanial A. Brown
Title:	President

By:	/s/ Jon A. Dobson
Name:	Jon A. Dobson
Title:	Secretary

  [Signature Page to Agreement and Plan of Merger]